Exhibit 15.1

April 18, 2025

To:	Jinxin Technology Holding Company (the “Company”) Floor 8, Building D, Shengyin Building, Shengxia Road 666 Pudong District, Shanghai 201203 People’s Republic of China

Dear Sirs/Madams,

We have acted as PRC legal counsel as to the laws of the People’s Republic of China (the “PRC”, for purpose of this letter only, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) to the Company in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended December 31, 2024 (the “Annual Report”).

We hereby consent to the reference of our name under the headings “Item 3. Key Information—3.D. Risk Factors—Risks Related to Our Corporate Structure”, “Item 4. Information on The Company—4.C. Organizational Structure—Contractual Arrangements with the VIE and Its Shareholders”, “Item 6. Directors, Senior Management and Employees—6.E. Share Ownership—Enforceability of Civil Liabilities”, and “Item 10. Additional Information—10.E. Taxation—PRC Taxation” in the Annual Report. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Han Kun Law Offices
Han Kun Law Offices